UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

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NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

April 28, 2020
Dear Stockholder:

We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to be conducted online on Friday, June 12, 2020, commencing at 1:00 p.m. Central Time.

The meeting will be completely virtual. Hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world. We are also hosting a virtual meeting to support the health and well being of our employees, partners and stockholders in light of the public health impact of the coronavirus outbreak (COVID 19). In addition to attendance via the Internet, stockholders have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote electronically during the open poll portion of the meeting, and listen to live responses to stockholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/NOG2020. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

The formal notice of the meeting and proxy statement follow this cover letter. Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2019.

We hope you are able to attend the meeting.
Thank you.

Northern Oil and Gas, Inc.

Bahram Akradi Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2020

To the Stockholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), will be conducted online at www.virtualshareholdermeeting.com/NOG2020, on Friday, June 12, 2020, at 1:00 p.m. Central Time (the “Annual Meeting”).  The Annual Meeting is being held for the following purposes:

1. To elect eight directors to serve until the Annual Meeting of Stockholders in 2021;
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
3. To approve, on an advisory basis, the compensation paid to our named executive officers.
Only stockholders of record at the close of business on April 15, 2020, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.northernoil.com/investors/news-events/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes instructions on how to attend and vote your shares electronically during the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2019; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares via the Internet both before and during the Annual Meeting, or by telephone or mail in advance.  Please refer to the section “Voting Instructions” for detailed voting instructions.  Whether or not you are able to attend the meeting virtually, we urge you to vote your shares in advance of the meeting as promptly as possible.

We look forward to you joining us during the Annual Meeting.

On behalf of the Board of Directors,

Bahram Akradi Chairman of the Board of Directors

Minnetonka, Minnesota
April 28, 2020

i

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2020
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting that will be held online at www.virtualshareholdermeeting.com/NOG2020, on Friday, June 12, 2020 at 1:00 p.m. Central Time.

Definitive copies of this proxy statement and related proxy card, or a notice of internet availability, are first being sent on or about April 28, 2020 to all stockholders of record at the close of business on April 15, 2020 (the “record date”). On the record date, there were 405,793,741 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 241 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The presence in person (including virtually) or represented by proxy of holders of a majority of the shares entitled to vote is required to constitute a quorum to hold the Annual Meeting. Based on the proposals to be voted upon, abstentions and broker non-votes will be counted as present for establishing a quorum, but will not count towards approval of the proposal to which such abstention or non-vote relates. A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a valid proxy is provided and the stockholder has not indicated how the shares are to be voted at the Annual Meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and will be voted in accordance with the board of director’s recommendation on each proposal presented at the Annual Meeting. If a valid proxy is provided and the stockholder has withheld authority to vote for one or more nominees, or voted against or abstained from voting on the ratification of our independent registered public accountant, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions are being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote electronically during the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting virtually, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your notice of internet availability, proxy materials or proxy card from our agent.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually, you will be able to vote during the meeting. In order to vote at the Annual Meeting, please refer to the specific instructions set forth on each notice of internet availability of proxy materials or proxy card you received. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability or proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

•by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;
•by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or
•by attending the Annual Meeting virtually and voting electronically.

If Your Shares are Held in “Street Name”

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually and vote electronically, then you must separately obtain a legal proxy form your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically during the meeting. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability, broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy or voting instructions, as applicable.

Voting Procedures

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to stockholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,500 in the aggregate.

None of the items proposed for approval at the Annual Meeting are of the nature that the laws of the state of Delaware or our bylaws would provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2019 fiscal year, our board of directors held six meetings, our audit committee held four meetings, our compensation committee held one meeting and our nominating committee held one meeting.  Each board member attended at least 75% of the aggregate of the board of directors meetings held in 2019 and the audit, compensation and nominating committee meetings held in 2019 for which he or she was a committee member.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors and nominees.

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Bahram Akradi		✓*		✓+
Lisa Bromiley	✓*			✓
Roy Easley	✓			✓
Michael Frantz			✓	✓
Robert Grabb	✓		✓	✓
Jack King			✓*	✓
Stuart Lasher	✓	✓		✓
Michael Popejoy		✓		✓
___________________________

*	Denotes committee chairperson.
+	Mr. Akradi has served as chairman of the board of directors since January 2018.

We have adopted written charters for each of these committees.  Current copies of all committee charters appear on the governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s corporate accounting, financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Bromiley is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current audit committee members and each member who served on the committee in 2019 is considered to be an “independent director” as defined in the NYSE American Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee also has access to our general counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee, including anyone who served as a member during 2019, is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating committee, stockholders who wish to recommend individuals for consideration by our nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating committee, c/o Corporate Secretary, 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating committee and to serve if elected by our board of directors or our stockholders, as applicable.  Alternatively, stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined that Messrs. Akradi, Easley, Frantz, Grabb, King, Lasher, Popejoy, and Ms. Bromiley, representing all current directors and director nominees, are each an “independent director” as defined in the NYSE American Company Guide. In reaching this determination with respect to Messrs. Frantz and Popejoy, the board considered their employment relationships with TRT Holdings, Inc. (which, together with its affiliates, is a significant common stockholder of the company and has at times been a holder of the company’s senior debt) and determined, as it did for all other directors and nominees, that no relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

Different individuals have served in the roles of the chief executive officer and chairman of the board of our company since January 2016. This separation recognizes the differences between the two roles and the value of having the distinct and different perspectives and experiences of a separate chief executive officer and chairman of the board. The non-executive chairman is responsible for, among other things, developing the agenda and procedures for the board’s work, presiding over meetings of the full board and executive sessions of the independent directors, acting as a liaison between the board and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and the non-executive chairman also plays a key role in this regard given his regular communications with management.  Management regularly reports to our audit committee on risk management, which in turn reports on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The board of directors has provided the following process for stockholders or other interested parties to send communications to the board, any committee of the board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Communications to individual directors, including the chairman of the board, may also be made to such director at our address. All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of stockholders.  Other than Mr. Lasher, who recently joined our board of directors in March 2020, all of our director nominees attended our 2019 annual meeting of stockholders.  We anticipate that our directors will attend the Annual Meeting virtually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on April 15, 2020, held by those persons known to beneficially own more than 5% of our capital stock, by our directors, director nominees, executive officers, and by our directors, director nominees and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 405,793,741 shares of common stock outstanding as of April 15, 2020.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after April 15, 2020 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has exercised options or any other right to acquire shares of our common stock.

Name(1)	Number of Shares		Percent of Common Stock
Certain Beneficial Owners:
TRT Holdings, Inc.(2) 4001 Maple Ave., Suite 600 Dallas, TX 75219	92,129,101		22.7%
Angelo, Gordon & Co., L.P. 245 Park Avenue 26th Floor New York, NY 10167	41,632,786	(3)	9.99%(4)
FMR LLC(5) 245 Summer Street Boston, MA 02210	27,946,295		6.9%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	21,503,317		5.3%

Directors and Executive Officers:
Bahram Akradi	18,620,000		4.6%
Lisa Bromiley	273,536		*
Roy Easley	170,900		*
Michael Frantz	201,548		*
Robert Grabb	320,213		*
Jack King	290,107		*
Stuart Lasher	2,609,591		*
Michael Popejoy	168,673		*
Chad Allen	197,370		*
Adam Dirlam	388,283		*
Brandon Elliott(7)	478,890		*
Nicholas O’Grady	797,568		*
Michael Kelly	50,000		*
Michael Reger(8)	10,088,053		2.5%
Erik Romslo	550,654		*
Directors and Current Executive Officers as a Group (13 persons)	24,638,443		6.1%
__________

*	Denotes less than 1% ownership.

(1)As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.
(2)The information is based on Amendment No. 18 to Schedule 13D filed on March 16, 2020 and a subsequent Form 4 filing on March 18, 2020, reporting ownership of our common stock as March 16, 2020 and March 18, 2020, by TRT Holdings, Inc., Cresta Investments, LLC, Cresta Greenwood, LLC, TTBR Investments LLC, TRBRJR Investments LLC and Robert B. Rowling (the “Reporting Persons”).  The Reporting Persons beneficially own, in the aggregate, 92,129,101 shares of our common stock. TRT Holdings, Inc. has sole voting power and sole dispositive power with respect to 68,768,290 shares.  Cresta Investments, LLC has sole voting power and sole dispositive power with respect to 16,947,921 shares, which includes 955,235 shares of common stock issuable upon conversion of 21,894 shares of Series A Preferred Stock held by Cresta Investments, LLC, which is based on an initial conversion rate of 43.63 shares of common stock per share of Series A Preferred Stock, subject to adjustment as provided in the Certificate of Designations of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on November 22, 2019, as amended (“Preferred Stock”). Cresta Greenwood, LLC has sole voting power and sole dispositive power with respect to 1,344,223 shares.  TTBR Investments LLC has sole voting power and sole dispositive power with respect to 1,711,000 shares. TRBRJR Investments LLC has sole voting power and sole dispositive power with respect to 1,711,000 shares. Mr. Rowling beneficially owns all 92,129,101 common shares held directly by TRT Holdings, Inc., Cresta Investments, LLC, Cresta Greenwood, LLC, TTBR Investments LLC and TRBRJR Investments LLC.  Mr. Rowling beneficially owns the common shares held directly by TRT Holdings, Inc. due to his ownership of all of the shares of Class B Common Stock of TRT Holdings, Inc.  Mr. Rowling beneficially owns the common shares held directly by Cresta Investments, LLC and Cresta Greenwood, LLC due to his direct and indirect ownership of 100% of the ownership interests in such entities, and being trustee of the direct owner of 100% of the ownership interests in TTBR Investments LLC and TRBRJR Investments LLC.
(3)The information is based on Amendment No. 8 to Schedule 13D filed on March 10, 2020, reporting ownership of our common stock as of November 8, 2019, including the shares of common stock issuable upon the conversion of our preferred stock, by Angelo, Gordon & Co., L.P., (“Angelo Gordon”), AG Partners, L.P., (“AG Partners”), JAMG LLC, (“JAMG”) and Michael L. Gordon (collectively with Angelo Gordon, AG Partners and JAMG, the “Reporting Persons”). Angelo Gordon, in its capacity as investment manager to the accounts, has sole power to vote 41,632,786 shares of Common Stock and the power to dispose of 41,632,786 shares of Common Stock, consisting of 30,675,937 shares of Common Stock held in the accounts and 10,956,849 shares of Common Stock issuable upon the conversion of the Preferred Stock, as limited by the Conversion Cap (described in note 4 below). As the sole general partner of Angelo Gordon, AG Partners may be deemed to have the sole power to vote 41,632,786 shares of Common Stock and the power to dispose of 41,632,786 shares of Common Stock, as per above. As the general partner of AG Partners, JAMG may be deemed to have the sole power to vote 41,632,786 shares of Common Stock and the power to dispose of 41,632,786 shares of Common Stock, as per the above. As the managing member of JAMG and the chief executive officer of Angelo Gordon, Michael L. Gordon may be deemed to have sole power to vote 41,632,786 shares of Common Stock and the power to dispose of 41,632,786 shares of Common Stock, as per the above.
(4)The certificate of designations of the our company’s 6.5% Series A Perpetual Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), as amended, contains limitations on the ability of our company and holders of the Preferred Stock to effect conversions of shares of Preferred Stock for shares of our common stock, if after a conversion a holder would beneficially own shares of common stock in excess of 9.99% of the aggregate number of shares of our common stock outstanding immediately after giving pro forma effect to the issuance of shares upon such conversion (the “Conversion Cap”).
(5)The information is based on Schedule 13G reported to the SEC on February 7, 2020, reporting ownership of our common stock as of December 31, 2019. Amount reported represents shares of our common stock directly held by FMR LLC. FMR LLC has sole voting power with respect to 4,592,960 shares and sole dispositive power with respect to 27,946,295 shares. FMR LLC has no sole voting power and sole dispositive power with respect to 9,145,682shares. Members of the Johnson family, including Abigail P. Johnson, Director, Chairman and CEO of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by various investment companies (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees
(6)The information is based on Schedule 13G reported to the SEC on February 7, 2020, reporting ownership of our common stock as of December 31, 2019. Amount reported represents shares of our common stock directly held by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 20,580,942 shares and sole dispositive power with respect to 21,503,317 shares.
(7)Mr. Elliott departed the company in January 2020.
(8)Mr. Reger departed the company in July 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and stockholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were timely filed and met, except for one late filing for Mr. O’Grady in connection with a broker systems error that prevented a trade from executing on its intended date, which was then corrected by the broker to remedy the error at a later date.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is responsible for overseeing the management of the business and affairs of our company as provided by Delaware law.  Directors are elected each year at the annual meeting by our stockholders.  We do not have a classified board of directors.  Eight directors will be elected at this year’s meeting.  Each director’s term will last until the 2020 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company. There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting. On May 15, 2018, our company entered into an amended and restated letter agreement with Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC, TRT Holdings, Inc., Michael Frantz, Michael Popejoy, Ernie Easley and Bahram Akradi. Under the terms of the agreement, the company agreed to appoint Mr. Easley to the board promptly following execution of the agreement and, subject to certain conditions, to nominate Mr. Popejoy, Mr. Frantz and Mr. Easley for election to the board at the company’s annual meetings of stockholders. Mr. Lasher was initially identified for election by an existing non-management director. Set forth below is information furnished with respect to each current director and nominee for election as a director.

Name	Age	Position(s)
Bahram Akradi	58	Director, Chairman of the Board
Lisa Bromiley	47	Director
Roy “Ernie” Easley	61	Director
Michael Frantz	35	Director
Robert Grabb	68	Director
Jack King	68	Director
Stuart Lasher	60	Director
Michael Popejoy	66	Director

Mr. Akradi has served as a director since July 2017, was appointed lead independent director of our company in December 2017, and was appointed non-executive Chairman of the Board in January 2018. Mr. Akradi has served as Chairman of the Board, President, Chief Executive Officer and a director of LTF Holdings, Inc. and its wholly owned subsidiary, Life Time, Inc. (formerly Life Time Fitness, Inc.), since September 2015. Prior to that, for a period of more than five years, Mr. Akradi was Chairman of the Board, President, Chief Executive Officer and a director of Life Time, Inc., which was a public company until it was taken private in 2015. Mr. Akradi holds a B.S. degree in Electrical Engineering from the University of Colorado.

Ms. Bromiley has served as a director since September 2007. Ms. Bromiley has served as the Chief Financial Officer of Aviva Metals, Inc., a multinational metals manufacturer and distributor, since June 2019. Prior to that, Ms. Bromiley served as the Chief Financial Officer of BioUrja Group, a privately-held group of companies focused on global commodity trading, from February 2018 to June 2019.  From August 2014 to February 2018, Ms. Bromiley served as the Chief Financial Officer of P3 Petroleum, LLC, an independent oil and gas exploration and production company focused in Texas, Louisiana and Mississippi. From 2010 to July 2014, Ms. Bromiley provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm, except from April 2012 to September 2013, when she served as Vice President of Business Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan. Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009. She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008. Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies. Ms. Bromiley served in various accounting, finance, SEC reporting and risk management positions. Ms. Bromiley is a Certified Public Accountant. Ms. Bromiley is a member of the American Institute of Certified Public Accountants, KPMG Audit Committee Institute, Financial Executives International and National Association of Corporate Directors. Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Easley has served as a director since June 2018 and has served as Senior Vice President – Exploration and Development at CH4 Energy since November 2017. Previously, Mr. Easley has served in various roles, including all aspects of exploration & development and managing multi-disciplinary functions including land, reservoir, and drilling and completions professionals, at companies including BOPCO, L.P. (Vice President - Exploration and Development, from August 2012 to August 2017), Hunt Oil Company, Chieftain International, Tana Oil and Gas Corporation and Exxon Company, U.S.A. Mr. Easley has also been directly involved in the acquisition, development and divestiture of several large exploration projects in the United States. Mr. Easley currently serves on the board of directors of Blue Bell Creameries, Inc. and previously served on the board of directors of GreenHunter Resources, Inc. from 2012 to April 2016. Mr. Easley holds a Bachelor of Science in Geological Sciences from the University of Texas at Austin.

Mr. Frantz has served as a director since August 2016 and has served as the Director, Investments of TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, since February 2010. Mr. Frantz is the head of TRT Holdings investment team which is responsible for sourcing, performing due diligence procedures and managing new investment opportunities. Prior to TRT Holdings, Mr. Frantz was an Analyst with J.P. Morgan Asset Management from July 2008 to February 2010. Mr. Frantz currently serves on the board of directors of CareVet, Friends of the Katy Trail (non-profit), Topside Marinas and the Advisory Board of Dos Rios Partners. Mr. Frantz holds a B.A. degree in Business Administration, with a concentration in Finance and Accounting and a Masters in Professional Accounting from the University of Texas at Austin, McCombs School of Business.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with over 40 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs. Mr. Grabb has served as Vice President - Exploration and Geosciences for Sage Natural Resources, LLC since January 2018. He was the Senior Geological Advisor for Samson Energy, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, from March 2014 to March 2016 and previously worked as the Exploration Manager for Samson Resources Company, from March 2007 to March 2014. Prior to that, Mr. Grabb served as a geologist for Newfield Exploration from April 2003 to March 2007. Mr. Grabb holds B.S. and M.S. degrees in geology from Montana State University. Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. King has served as a director since May 2007 and has worked in various management positions, including land management, with Hancock Enterprises, a privately held independent oil and gas exploration and production company based in Billings, Montana, since 1983. Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years. Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation. Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996. Mr. King holds a degree in Economics from the University of Montana.

Mr. Lasher has served as a director since March 2020. Mr. Lasher is the Founder, Chairman, and Chief Executive Officer of Quantum Capital Partners, Inc., which is a private investment firm based in Tampa, Florida. Quantum Capital Partners was formed in 1998 and invests capital and provides expertise to businesses across various industries. From September 2010 to July 2012, Mr. Lasher served as Chairman and Chief Executive Officer of Lifestyle Family Fitness, a fitness chain with 55 locations. In 1990, Mr. Lasher co-founded and served as Chairman and Chief Executive Officer of National Business Solutions, Inc. (NBS), a professional employer organization based in St. Petersburg, Florida. In August 1996, NBS was acquired by Paychex, Inc. and Mr. Lasher remained as Chief Executive Officer of the Paychex PEO division until June 1997. Mr. Lasher began his professional career in public accounting with KPMG Peat Marwick. Mr. Lasher currently serves on several private company boards of directors, including LTF Holdings, Inc. and its wholly owned subsidiary, Life Time, Inc. (formerly Life Time Fitness, Inc.) and Fitlife Foods. Mr. Lasher holds a degree in Finance and Accounting from Florida State University and is a Certified Public Accountant in the State of Florida.

Mr. Popejoy has served as a director since January 2017. Mr. Popejoy has been affiliated with TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, or with its subsidiary Tana Oil and Gas or Tana Exploration since 1984. From 2001 to present, Mr. Popejoy has served as the Senior Vice President of Energy for TRT Holdings, Inc., and a Manager of Tana Exploration. Prior to 2001, Mr. Popejoy served as a Vice President of Land and later as President of Tana Exploration. Mr. Popejoy holds a BBA degree in Petroleum Land Management from the University of Texas at Austin.

Each director brings a unique set of skills to our board of directors.  The board of directors believes the directors as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each director is qualified for service as a director of our company.

•Mr. Akradi has extensive experience as the chairman of the board, president and chief executive officer of both public and private companies. Mr. Akradi provides us with strong executive leadership as well as expertise in the areas of corporate strategy, financial management and fundraising through the capital markets. In addition, Mr. Akradi brings the perspective of a significant stockholder to the board.
•Ms. Bromiley has extensive experience as a financial executive and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.
•Mr. Easley has extensive business development and executive management experience in the oil and natural gas exploration and production industry.
•Mr. Frantz has valuable experience in business and financing and brings the benefit of a significant stakeholder to the board, as well as institutional knowledge in the oil and gas industry, through his involvement with TRT Holdings.
•Mr. Grabb is a registered petroleum geologist with over 40 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.
•Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.
•Mr. Lasher has broad business and investing experience, bringing valuable insight from his executive leadership experience as well as detailed knowledge of finance and accounting.
•Mr. Popejoy has extensive experience in the oil and gas industry and brings the benefit of a significant stakeholder to the board through his involvement with TRT Holdings.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has appointed Deloitte & Touche LLP (“Deloitte) as our independent registered public accounting firm for the fiscal year ending December 31, 2020.  A proposal to ratify that appointment will be presented to stockholders at the meeting.  If stockholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the company.  Representatives of Deloitte are expected to attend the meeting virtually and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Change in Accountants During 2018

Grant Thornton LLP (“Grant Thornton”) served as our independent registered public accountant firm for our fiscal years 2015 through 2017.  On June 5, 2018, we received notice that Grant Thornton declined to stand for re-appointment as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Neither of Grant Thornton’s reports on the financial statements of the company for the fiscal years ended December 31, 2016 and 2017 contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the company’s financial statements for the fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through June 5, 2018, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference, in connection with its opinion, to the subject matter of such disagreements and (ii) there was no “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Grant Thornton with a copy of the foregoing disclosure and requested that Grant Thornton furnish the company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of the letter from Grant Thornton was attached as Exhibit 16.1 to the Current Report on Form 8-K that we filed with the Commission on June 7, 2018.

On July 9, 2018, the audit committee appointed Deloitte as our independent registered public accounting firm for the fiscal year ended December 31, 2018. Prior to their appointment, we did not consult with Deloitte with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the years ended December 31, 2019 and December 31, 2018.  Aggregate fees for professional services rendered by such firm for the years ended December 31, 2019 and 2018 were as follows:

	Fiscal Year Ended
	December 31, 2019		December 31, 2018
Audit Fees	$1,061,432		$824,120
Audit-Related Fees	96,195		243,895
Tax Fees	44,846	(1)	41,170	(1)
All Other Fees	—		—
Total	$1,202,473		$1,109,185
________________
(1) Tax related fees in 2019 and 2018 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit and audit-related fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Deloitte on these services that were attributable to work performed by persons not employed by Deloitte, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Deloitte during 2019.

Required Vote

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person (including virtually) or by proxy at the Annual Meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of at least three non-employee directors who meet NYSE American independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met four times during 2019 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2019, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) standards; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Robert Grabb	Roy Easley	Stuart Lasher

PROPOSAL 3

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 24 of this proxy statement.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

The compensation of our named executive officers received substantial support and was approved, on an advisory basis, by approximately 97% of the votes cast “FOR” or “AGAINST” the corresponding proposal at the annual meeting of stockholders held on May 23, 2019. The compensation committee and other members of our board believe that this vote reflected our stockholders’ strong support of the compensation decisions made by the compensation committee for our named executive officers for 2018.
Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 16 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for 2019.
The following resolution will be voted on at the Annual Meeting:
RESOLVED, that the stockholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our stockholders to have approved our executive compensation if the number of votes cast “FOR” this Proposal 3 exceeds the number of votes cast “AGAINST” this Proposal 3.  With respect to this proposal, a stockholder who abstains and a stockholder who does not vote (including a broker non-vote) will have no effect on the outcome of this Proposal 3.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2019 compensation program for the following named executive officers:

Nicholas O’Grady	Chief Executive Officer; served as President & Chief Financial Officer during 2019
Chad Allen	Chief Financial Officer; served as Chief Accounting Officer during 2019
Erik Romslo	Chief Legal Officer & Secretary; served as EVP, General Counsel & Secretary during 2019
Adam Dirlam	Chief Operating Officer; served as EVP of Land during 2019
Brandon Elliott	Former officer; served as Chief Executive Officer through December 2019
Michael Reger	Former officer; served as President through July 2019

Executive Summary

2019 was another successful year for our company as we continued the transformation that began in 2018 to strengthen our financial position while also achieving significant growth. Our 2019 full year production increased by 51% compared to 2018, after having increased by 73% in 2018 compared to 2017. We completed additional refinancing transactions in 2019 to increase our liquidity and improve our financial flexibility, and as a result of all of our actions positioned the company to deliver significant free cash flow in 2020.

For 2019, the compensation committee remained consistent with the general compensation approach that it instituted in 2018, when it significantly reduced the proportion of compensation, company-wide, that may be paid in cash and increased the proportion derived from equity incentive awards. As a result, for both 2018 and 2019, there was no executive cash bonus program and the bonus program applicable to executive officers for both years consisted entirely of performance-based equity awards. The 2019 program consisted of restricted stock awards granted on January 4, 2019, with all shares subject to performance-based vesting requirements. Half of the shares granted under the awards have been earned and will vest for our current executive officers over three years in 2020, 2021 and 2022, subject to typical service-based vesting conditions. The remaining shares still have the potential to be earned, depending on the company’s stock price performance during the remainder of 2020.

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance. The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate. Our compensation committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

Our compensation program seeks to reward our management for maximizing stockholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

The compensation committee believes it is important to rely in large part on performance relative to pre-determined performance goals in determining executive compensation. As such, shares earned by our executive officers under our short- and long-term equity incentive program are largely driven by performance relative to pre-determined performance goals. However, the compensation committee does retain meaningful discretion to allow them to make other awards based on circumstances as they see fit.

In 2019, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2018, which resulted in approximately 97% of the votes cast approving such compensation. Our compensation committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant and Peer Group

The compensation committee has from time to time engaged independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or possible new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. The compensation committee did not engage any compensation consultant during 2019. During 2018, the compensation committee directly engaged Pearl Meyer to help develop a peer group, review the company’s compensation programs and advise on potential changes thereto (including with respect to establishing the 2018 and 2019 executive compensation and director compensation programs). During its engagement in 2018, Pearl Meyer, from time to time, may have contacted our named executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the compensation committee that our named executive officers also receive. The compensation committee determined that the work of Pearl Meyer and its employees for 2018 did not raise any conflict of interest.

The compensation committee has selected and made changes to our peer group over time primarily due to changes in the financial and operating profiles of our company and potential peer companies, as well as our compensation committee’s subjective determinations regarding the companies with whom we compete for executive talent and the most appropriate companies against which to compare our performance. Prior to 2018, the primary function that our peer group served in our executive compensation program was as the comparative group in calculating our company’s relative total stockholder return for purposes of pre-2018 executive bonus programs. For the 2018 and 2019 executive bonus programs, our compensation committee did not utilize any performance metrics that were measured on a relative basis compared to a peer group. However, with the assistance of Pearl Meyer, in 2018 the compensation committee reviewed detailed information regarding the executive compensation programs of companies in our peer group. The compensation committee does not seek to apply any particular benchmark or target percentiles relative to the peer group in setting compensation levels. However, the peer group data was considered in connection with setting base salaries, developing our executive compensation program, determining the size of awards thereunder, and for other similar purposes.

The peer group considered by the compensation committee in connection with establishing the 2019 compensation program consisted of Abraxas Petroleum Corp., Bonanza Creek Energy, Inc., Callon Petroleum Company, Carrizo Oil & Gas, Inc., Comstock Resources, Inc., Eclipse Resources Corp., EP Energy Corp., Halcon Resources Corp., HighPoint Resources Corp., Matador Resources Company, Oasis Petroleum Inc., Penn Virginia Corp., Resolute Energy Corp., Ring Energy, Inc., SandRidge Energy Inc., SilverBow Resources, Inc., SM Energy Company, SRC Energy Inc., W&T Offshore, Inc. and Whiting Petroleum Corp. The compensation committee has not formally adjusted the peer group since that time.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers. However, management also plays a role in the determination of executive compensation levels. Management may provide recommendations to the compensation committee regarding any discretionary items affecting compensation for the year. Management also provides advance input on the structure of our incentive programs and performance goals to be used thereunder, and, if applicable, the selection of peer companies to be used by the compensation committee for executive compensation purposes. However, the compensation committee has no obligation to accept management’s recommendations, and meets regularly in executive session to discuss and ultimately set executive compensation amounts and programs. Our chief executive officer is not present during voting or deliberations regarding his compensation.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. Our compensation program is intended to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;

•Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;
•Correlate a portion of management’s compensation to measurable financial and operating performance;
•Evaluate and rate performance relative to the existing market conditions during the measurement period; and
•Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program have historically been base salary, annual short-term incentive bonuses and long-term incentive awards. For 2018 and 2019, the compensation committee eliminated any cash bonus program, and essentially combined the short-term and long-term programs into a single program consisting of performance-based restricted stock awards. We have sought to blend elements of compensation in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our stockholders and motivate our management to enhance stockholder value. Stock issuances to date have been designed to serve as both short-term rewards and long-term incentives. As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

We have traditionally employed our executive officers under written employment agreements governing certain terms and conditions of their employment. In the summer of 2018, we entered into new employment agreements with each of our current executive officers (the “2018 Employment Agreements”). The new employment agreements were initially negotiated and entered into with Mr. Reger and Mr. O’Grady when they were hired to join the company as executive officers in late May 2018. Shortly thereafter, each of the other current executive officers entered into substantially similar employment agreements, with limited differences summarized below.

The 2018 Employment Agreements each provided for an initial three-year term, subject to earlier termination upon notice or certain other conditions, and with the potential for additional one year renewal terms. The 2018 Employment Agreements entitled each executive officer (except Mr. Reger) to a minimum annualized cash base salary of $325,000 for Mr. Elliott and Mr. Romslo, $270,000 for Mr. O’Grady, $250,000 for Mr. Dirlam, and $220,000 for Mr. Allen. Under Mr. Reger’s employment agreement, in lieu of a traditional cash base salary, he instead requested and agreed to receive an annual restricted stock grant subject to time-based vesting to be negotiated in good faith by the parties annually (see “Base Salaries” below). Under the 2018 Employment Agreements, each executive is also entitled to an annual restricted stock grant subject to performance-based vesting, to be negotiated in good faith by the parties annually. Such grants are expected to serve as the primary component of our executive bonus plan each year. For detail regarding such grants made for 2019, see “2019 Short- and Long-Term Equity Incentive Program” below.

The 2018 Employment Agreements also contain provisions that, among other things, (i) will subject the executives to any “clawback” or similar policy hereafter adopted by the company to comply with applicable law, (ii) prohibit the executives in certain circumstances from competing with our company or soliciting any employees of our company for a specified period following termination of their employment, (iii) entitle each executive to perquisites including a $20,000 annual vehicle allowance and the company’s payment of each executive’s maximum employee 401(k) contribution each year (not to exceed $25,000), in addition to company matching.

Finally, the 2018 Employment Agreements contain change in control and severance provisions which are described under “Potential Payments upon Termination or Change in Control—Change in Control and Severance Provisions” below. Mr. Reger stepped down from the company on July 31, 2019, and Mr. Elliott stepped down as chief executive officer on December 31, 2019. In connection therewith, we entered into agreements governing the transition of each executive to a non-employee consultant role as well as severance and related items, as described under “Potential Payments upon Termination or Change in Control—Change in Control and Severance Provisions” below.

Elements of Compensation

The total compensation and benefits program for our executive officers currently consists of a combination of the following components:

•base salaries;
•annual short- and long-term equity incentive program;
•discretionary bonuses or equity awards;
•retirement, health and welfare benefits;
•perquisites; and
•severance/change of control arrangements.

Prior to 2018, the company maintained separate short- and long-term incentive programs, consisting of a short-term cash incentive program, and a long-term equity-based incentive program. For 2018 and 2019, the compensation committee eliminated any cash bonus program and implemented a single program consisting of annual performance-based restricted stock awards. See “Short- and Long-Term Equity Incentive Program” below.

Base Salaries

We generally provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, performance, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

The compensation committee set 2019 base salaries for the executive team in December 2018, at the end of what it viewed as a highly successful and transformational year for our company. During 2018, we significantly strengthened the company through a multi-phase balance sheet restructuring and also generated substantial growth, more than doubling our production in the fourth quarter of 2018 compared to the fourth quarter of 2017. As a result, the compensation committee increased annualized cash base salaries as follows, effective January 2019:

•Mr. Elliott - increased from $325,000 to $360,000;
•Mr. O’Grady - increased from $270,000 to $360,000, and later increased to $450,000 in October 2019 in connection with his promotion to serve as president in addition to chief financial officer;
•Mr. Romslo - increased from $325,000 to $360,000;
•Mr. Dirlam - increased from $250,000 to $280,000;
•Mr. Allen - increased from $220,000 to $260,000.

Under Mr. Reger’s 2018 Employment Agreement, in lieu of a traditional cash base salary, he instead requested and agreed to receive an annual restricted stock grant subject to time-based vesting to be negotiated in good faith by the parties annually. As a result, Mr. Reger was compensated almost entirely through equity-based compensation. Receiving primarily equity-based compensation was intended to strongly align the personal performance and success of Mr. Reger, who is our founder and chairman emeritus, with the interests and success of our stockholders. Mr. Reger’s initial time-based restricted stock grant in lieu of a cash base salary was for 240,000 shares ($648,000 grant date fair value on June 1, 2018) vesting over the next twelve months. On January 4, 2019, in connection with the compensation committee setting the executive compensation program for 2019, Mr. Reger received another time-based restricted stock grant in lieu of cash base salary for 240,000 shares ($650,400 grant date fair value on January 4, 2019), which was scheduled to vest over the twelve months following the completion of vesting of his initial such award.

Short- and Long-Term Equity Incentive Program

The combined purpose of our short- and long-term equity incentive program is to provide variable compensation dependent upon the achievement of company performance objectives, and to align the interests of our executives with those of our stockholders. The 2019 program consists of restricted stock awards subject to performance-based vesting conditions. There is a short-term component, in that the first tranche of vesting is scheduled to occur (subject to achievement of performance conditions) shortly after the end of the calendar year in which the awards are made. In addition, since equity awards may vest and grow in value over time, the program also is intended to incentivize company performance over the long-term.

The quantitative performance objectives selected each year are tailored by the compensation committee in an attempt to focus management’s attention and efforts on the matters deemed most critical to the company, and as a result may be different from year to year depending on the current environment and needs of the company. The performance level for each performance objective take into account prior year results and current year strategic objectives, planned projects and capital spending plans. We believe that they are set aggressively in light of these variables and require achievement of significant performance. The threshold, target and maximum levels for the quantitative performance goals may provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as unexpected market conditions or significant acquisitions or divestitures.

Restricted stock awards under this program represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent.

2019 Short- and Long-Term Equity Incentive Program

The 2019 program consisted of restricted stock awards granted on January 4, 2019, with all shares subject to performance-based vesting requirements. Half of the shares granted under the awards were subject to goals based on the company’s stock price performance, and the other half of such shares were subject to the company’s performance relative to debt-adjusted cash flow per share goals. Any shares earned as a result of the company’s performance relative to these goals will vest over three years in 2020, 2021 and 2022, subject to typical service-based vesting conditions. The compensation committee granted the same total number of shares to the executive team under the 2019 program as the 2018 program, but reallocated the shares among the executives differently in 2019. The number of restricted shares granted to each executive officer was determined by the compensation committee based on a host of factors deemed relevant to each executive’s specific situation, including individual performance, responsibilities and contributions. Based on the company’s stock price range during the time the compensation committee was making these determinations, the compensation committee was assuming an approximately $2.50 per share value (the same value assumed when making awards under the 2018 program). Based on this per share value, the number of shares granted by the committee and the value these awards were intended to convey for threshold, target and maximum performance relative to the performance goals was as follows:

	Threshold		Target		Maximum
	Shares	Value(1)	Shares	Value(1)	Shares	Value(1)
Nicholas O’Grady	140,000	$350,000	280,000	$700,000	420,000	$1,050,000
Chad Allen	30,000	$75,000	60,000	$150,000	90,000	$225,000
Erik Romslo	50,000	$125,000	100,000	$250,000	150,000	$375,000
Adam Dirlam	50,000	$125,000	100,000	$250,000	150,000	$375,000
Brandon Elliott	80,000	$200,000	160,000	$400,000	240,000	$600,000
Michael Reger	240,000	$600,000	480,000	$1,200,000	720,000	$1,800,000
_________________

(1)The values in these columns reflect a consistent value of $2.50 per share regardless of the grant dates and do not reflect the grant date fair values of these awards computed in accordance with FASB ASC Topic 718. Therefore, the values vary significantly from the values included in tables below under “Summary Compensation Table” and “Grants of Plan-Based Awards”.

As noted above, half of the shares under the awards were subject to goals based on the company’s stock price performance, which was also the case under the 2018 program. The stock price goals for 2019 initially targeted average closing stock prices for the last 20 trading days of 2019 that reflected increases of 10% (threshold), 15% (target) and 25% (maximum) over our average closing stock price for the last 20 trading days of 2018, which was $2.33 per share. This resulted in stock price goals of $2.56 (threshold), $2.68 (target) and $2.91 (maximum) per share. The compensation committee modified these awards on December 13, 2019 by extending the period over which the stock price performance goals could be achieved. The actual stock price goals were not modified. But instead of requiring that the company achieve the stock price goals based on the average closing price during the last 20 trading days of 2019, the modification allows the related shares to be earned if the company achieves the stock price goals over any consecutive 20 trading days ending on or before December 31, 2020. When the compensation committee modified the awards on December 13, 2019, our average closing stock price in December to date was $1.85 per share, and it was therefore nearly certain that none of the stock price goals would be achieved for the last 20 trading days of 2019. However, the committee believed that the company and management had performed very well in 2019 (see “Executive Summary” above), and that the lagging stock price was largely driven by industry factors outside of management’s control, including lower commodity prices, gas infrastructure constraints in the Williston Basin (which negatively impacted production and lowered realized gas prices) and negative investor sentiment around energy stocks generally. As a result, the compensation committee believed it was appropriate and fair to the management team to extend the period over which the stock price goals could be achieved. None of the stock price goals have been achieved to date, and thus none of the related shares have been earned to date. If the stock price goals are not achieved by December 31, 2020, the shares will be forfeited.

The other half of the shares under these awards were subject to the company’s performance relative to debt-adjusted cash flow per share goals. This was a different metric than the Adjusted EBITDA metric used for the 2018 program, reflecting our changing financial goals due both to a change in our company’s financial position and to evolving investor preferences. The debt-adjusted cash flow per share metric was chosen to incentivize management to pursue our primary financial goals — cash flow generation and judicious balance sheet management — in a balanced and responsible manner. The debt-adjusted cash flow per share goals for 2019 were set at $0.51 (threshold), $0.535 (target) and $0.56 (maximum) per share. These goals were set by the compensation committee based on company forecasts in January 2019. In December 2019, the compensation committee reviewed management’s estimates for what the Company’s actual 2019 debt-adjusted cash flow per share would be, and it was clear that none of the goals would be achieved. However, the committee determined that the shortfall was largely due to a combination of (i) factors outside of management’s control (as described in the prior paragraph), and (ii) company initiatives pursued for the long-term health of the company, but that negatively impacted debt-adjusted cash flow per share in 2019 (including the VEN Bakken acquisition and significant ground game acquisition activity in 2019). As a result, on December 13, 2019, the compensation committee determined to modify these awards by deeming all shares tied to the debt-adjusted cash flow per share goals as having been earned, essentially converting them into time-based restricted shares vesting over three years.

As a result of the foregoing, one-half of the maximum number of shares under the 2019 program have been earned. Of the shares that have been earned, for our current executive officers one-third vested on March 15, 2020 and, subject to typical service-based vesting conditions, another one-third will vest on each of March 15, 2021 and March 15, 2022. The unearned shares associated with the stock price goals still have the potential to be earned, depending on the company’s stock price performance during the remainder of 2020.

2020 Incentive Program

We have delayed adoption of any equity or other bonus incentive program for 2020 due to the unprecedented combination of circumstances affecting the E&P industry, including the oil price war between Saudi Arabia and Russia and the COVID-19 pandemic.

Discretionary Bonuses or Equity Awards

In addition to the formalized incentive programs described above, the compensation committee may also approve the payment of discretionary bonuses or equity awards in recognition of significant achievements, in light of retention or similar goals, or due to other factors the committee deems relevant. In November 2019, the compensation committee made a discretionary award to Mr. O’Grady, consisting of a $200,000 cash bonus and 100,000 shares of restricted stock scheduled to vest on the one-year anniversary of the grant date ($190,000 grant date fair value), in recognition of his substantial efforts and leadership in connection with our refinancing transactions that closed in November 2019.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees. The named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, dental and long and short term disability.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2019 include vehicle allowances and payment of all 401(k) plan contributions. Our costs associated with providing the foregoing benefits for named executive officers are reflected in the Summary Compensation Table and related disclosures below. The company does not allow any executive officer perquisites for tax gross-ups.

Severance/Change of Control Arrangements

We have agreements in place with our executive officers providing for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment. We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Policies as to Hedging and Company Securities

Our insider trading policy provides that company directors, officers and other employees (and certain other covered individuals) are prohibited from, among other things: (i) purchasing company securities on margin or pledging company securities; (ii) short selling company securities; (iii) buying or selling put or call options on company securities; or (iv) entering into hedging transactions involving company securities, which includes purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company securities. Certain family and household members and other persons or entities whose decisions are directed, influenced or controlled by a covered person are also subject to the prohibition. Further, the insider trading policy applies to all company securities directly or indirectly owned by covered persons, including any securities granted to the covered persons as a part of compensation for their service to the company.

We have not adopted any stock ownership guidelines or other holding amount or duration requirements applicable to our directors, officers or other employees.

Clawback Policy

To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, under the terms of our equity compensation plans, awards thereunder and any compensation associated therewith may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the board of directors at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and any award agreement may be unilaterally amended by the compensation committee to comply with any such clawback policy. We are currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intend to adopt a clawback policy in compliance with Section 10D of the Exchange Act once additional guidance is promulgated by the SEC.

Compensation Committee Report

Compensation Committee Activities

The compensation committee of our board currently consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses, if any.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages. Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this document.

The name of each person who serves as a member of our compensation committee is set forth below.

Bahram Akradi (Chair)	Stuart Lasher	Michael Popejoy

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2017, 2018 and 2019. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year. This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column. For more information regarding our salary policies and executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total Compensation ($)

Nicholas O’Grady	2019	382,500		200,000	1,391,200	—	58,000		2,031,700
Chief Executive Officer	2018	157,500		—	1,056,542	—	33,067		1,247,108

Chad Allen	2019	260,000		—	257,400	—	58,000		575,400
Chief Financial Officer	2018	214,231		—	314,976	—	41,795		571,002

Erik Romslo	2019	360,000		—	429,000	—	58,000		847,000
Chief Legal Officer & Secretary	2018	325,000		—	713,142	—	54,917		1,093,058
	2017	325,000		—	167,960	50,000	56,286		599,246

Adam Dirlam	2019	280,000		—	429,000	—	58,000		767,000
Chief Operating Officer	2018	242,574		—	353,301	—	41,314		637,190

Brandon Elliott	2019	360,000		—	686,400	—	839,721	(6)	1,886,121
Former Chief Executive Officer	2018	306,398		—	801,777	—	53,667		1,161,841
	2017	286,000		—	—	35,000	52,516		373,516

Michael Reger	2019	270,000	(2)	—	2,059,200	—	81,213	(7)	2,410,413
Former President	2018	378,000		—	2,649,759	—	48,667		3,076,426
__________________
(1)Mr. O’Grady joined the company as CFO in June 2018, was promoted to President & CFO in September 2019, and was promoted to CEO in January 2020. Mr. Allen joined the company in 2013, has been an executive officer since 2018, served as CAO throughout 2019, and was promoted to CFO in January 2020. Mr. Romslo joined the company in 2011, has been an executive officer since 2013, served as EVP, General Counsel and Secretary throughout 2019, and was promoted to CLO & Secretary in January 2020. Mr. Dirlam joined the company in 2009, has been an executive officer since 2018, served as EVP of Land throughout 2019, and was promoted to COO in January 2020. Mr. Elliott joined the company in January 2013, served in various executive officer roles until being appointed as CEO in July 2018, stepped down as CEO on December 31, 2019, and departed the company in January 2020. Mr. Reger re-joined the company in May 2018 and served as President from July 2018 until his departure in July 2019.
(2)In connection with Mr. Reger’s employment agreement, he requested and agreed to receive shares of restricted stock in lieu of a cash base salary. As a result, (i) on June 1, 2018, Mr. Reger received an award of 240,000 restricted shares vesting over one year (June 2018-May 2019), with a total grant date fair value of $648,000 and (ii) on January 4, 2019, Mr. Reger received an award of 240,000 restricted shares vesting over one year (June 2019-May 2020), with a total grant date fair value of $650,400. The $270,000 reflected in the Salary column for 2019 is 5/12ths of the June 2018 award’s value (for the five months that were attributable to 2019). No value from the January 2019 award is included in this column, because no vesting had occurred thereunder prior to his departure on July 31, 2019. However, the vesting of all shares under the January 2019 award accelerated in connection with Mr. Reger’s departure, and the full value of such accelerated vesting is included as severance in the All Other Compensation column.
(3)Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year, but excluding for Mr. Reger the restricted stock awards in lieu of cash base salary described in note 2 above.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K for 2019. See the Grants of Plan-Based Awards table below for additional detail regarding the 2019 awards reflected in this column.

(4)The company did not have any executive cash bonus plan in place for 2018 or 2019. Instead, the 2018 and 2019 executive bonus plans were entirely equity-based, consisting of performance-based restricted stock awards made to executives during the applicable year, which are included in the Stock Awards column of this table. For additional discussion, see “Compensation Discussion and Analysis—2019 Short- and Long-Term Equity Incentive Program” above.
(5)The All Other Compensation amounts reported for 2019 include (i) company 401(k) contributions of $38,000 for each named executive, (ii) vehicle allowances of $20,000 for each named executive (except $11,667 for Mr. Reger) and (iii) cash severance amounts for Mr. Elliott and Mr. Reger, as described in notes 6 and 7 below.
(6)The All Other Compensation amount reported for Mr. Elliott in 2019 includes cash severance amounts in connection with his departure, consisting of a $740,000 cash payment plus $41,721 in company paid health and dental premiums. However, it excludes $385,238 in value from accelerated vesting of restricted stock awards in connection with his departure. For additional information regarding the severance received by Mr. Elliott in connection with his departure, see “Potential Payments upon Termination or Change in Control” below.
(7)The All Other Compensation amount reported for Mr. Reger in 2019 includes cash severance amounts in connection with his departure, consisting of $31,546 in company paid health and dental premiums. However, it excludes $1,713,600 in value from accelerated vesting of restricted stock awards in connection with his departure. For additional information regarding the severance received by Mr. Reger in connection with his departure, see “Potential Payments upon Termination or Change in Control” below.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2019.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Common Stock (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Nicholas O’Grady	1-4-2019	140,000	280,000	420,000		1,201,200
	11-22-2019				100,000	190,000	(2)

Chad Allen	1-4-2019	30,000	60,000	90,000		257,400

Erik Romslo	1-4-2019	50,000	100,000	150,000		429,000

Adam Dirlam	1-4-2019	50,000	100,000	150,000		429,000

Brandon Elliott	1-4-2019	80,000	160,000	240,000		686,400

Michael Reger	1-4-2019	240,000	480,000	720,000		2,059,200
	1-4-2019				240,000	650,400	(3)
__________________

(1)Reflects the performance-based restricted stock awards granted to the named executive officers under the 2019 short- and long-term equity incentive program. See “Compensation Discussion and Analysis—2019 Short- and Long-Term Equity Incentive Program” above. The grant date fair value for each such award is computed based on the probable outcome of any applicable performance condition as of the grant date. In addition, because the Compensation Committee modified such awards in December 2019, the grant date fair value reported for each such award includes the following additional amounts of incremental fair value computed as of the December 2019 modification date in accordance with FASB ASC Topic 718: (i) for Mr. O’Grady, $613,200, (ii) for Mr. Allen, $131,400 (iii) for Mr. Romslo, $219,000, (iv) for Mr. Dirlam, $219,000, (v) for Mr. Elliott, $350,400, and (vi) for Mr. Reger, $1,051,200.
(2)Reflects a discretionary award to Mr. O’Grady in recognition of his substantial efforts and leadership in connection with our refinancing transactions that closed in November 2019. The award was approved by the Compensation Committee on November 18, 2019, with a grant date of November 22, 2019 (the closing date of the refinancing transactions). See “Compensation Discussion and Analysis—Discretionary Bonuses or Equity Awards” above.
(3)Reflects an award to Mr. Reger of restricted stock in lieu of cash base salary. See note 2 to the Summary Compensation Table, above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2019.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
Nicholas O’Grady	466,666	(3)	$1,091,998	70,000	$163,800
Chad Allen	101,025	(4)	$236,399	15,000	$35,100
Erik Romslo	228,067	(5)	$533,677	25,000	$58,500
Adam Dirlam	139,650	(6)	$326,781	25,000	$58,500
Brandon Elliott	232,071	(7)	$543,046	40,000	$93,600
Michael Reger	—		$—	120,000	$280,800
____________________
(1)The values in these columns are based on the $2.34 closing price of our common stock on the NYSE American on December 31, 2019, the last trading day of 2019.
(2)The number of shares reported in this column for each individual is based on achieving threshold stock price performance goals, as described in detail under “Compensation Discussion and Analysis—2019 Short- and Long-Term Equity Incentive Program” above. If earned, such shares would be scheduled to vest two-thirds on March 15, 2021 and one-third on March 15, 2022.
(3)Restricted shares scheduled to vest as follows: (i) 148,333 shares on March 15, 2020, (ii) 100,000 shares on November 21, 2020, (iii) 148,333 shares on March 15, 2021, and (iv) 70,000 shares on March 15, 2022.
(4)Restricted shares scheduled to vest as follows: (i) 43,013 shares on March 15, 2020, (ii) 43,012 shares on March 15, 2021, and (iii) 15,000 shares on March 15, 2022.
(5)Restricted shares scheduled to vest as follows: (i) 108,710 shares on March 15, 2020, (ii) 20,000 shares on April 8, 2020, (iii) 74,357 shares on March 15, 2021, and (iv) 25,000 on March 15, 2022.
(6)Restricted shares scheduled to vest as follows: (i) 11,317 shares on December 13, 2020, (ii) 51,667 shares on March 15, 2020, (iii) 51,666 shares on March 15, 2021, and (iv) 25,000 shares on March 15, 2022.
(7)Restricted shares scheduled to vest as follows: (i) 110,726 shares on March 15, 2020, (ii) 81,345 shares on March 15, 2021, and (iii) 40,000 shares on March 15, 2022.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2019.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Nicholas O’Grady	78,334	$198,185
Chad Allen	42,585	$97,102
Erik Romslo	142,647	$365,097
Adam Dirlam	58,520	$125,708
Brandon Elliott(2)	104,761	$265,045
Michael Reger	1,320,000	$2,520,800
______________
(1)Value based on the closing price of our common stock on the NYSE American on each applicable vesting date.
(2)Mr. Elliott’s 232,071 restricted shares that had accelerated vesting in connection with his departure are not included in this table, because the vesting did not occur until after his departure in January 2020.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Provisions

In the summer of 2018, we entered into new employment agreements with each of our named executive officers. These agreements contain change in control and severance provisions entitling those individuals to certain payments under specified circumstances. They contain double-trigger change in control provisions whereby, if the executive’s employment is terminated by the company without “cause” or by the executive for “good reason” (in each case, as defined in his employment agreement) in connection with a change in control (or within twelve months after a change in control), then all outstanding unvested equity awards held by him would automatically vest, and the executive will be entitled to receive a cash payment equal to the sum of (i) $1.2 million for Mr. Reger, or two times base salary for the other executive officers, (ii) his annualized vehicle allowance, and (iii) twelve months of COBRA premiums to continue his existing group health and dental coverage. Each executive would be entitled to the same benefits described in the first sentence of this paragraph if his employment is terminated by the company without cause or by him for good reason (an “Involuntary Termination”).

On July 31, 2019, we entered into a separation and release agreement and a consulting agreement with Mr. Reger, pursuant to which we agreed that he would immediately step down as president and transition to being a non-employee consultant. Under these agreements, Mr. Reger received the following severance benefits: (i) full vesting of all time-based restricted shares outstanding at the time of his departure (640,000 shares valued at $1,036,800 as of the August 16, 2019 vesting date); (ii) continued eligibility to earn all performance-based restricted shares outstanding at the time of his departure, subject to full immediate vesting of any such performance-based restricted shares that are earned thereafter (360,000 shares of which remain outstanding with the potential to be earned dependent on our company’s stock price performance during 2020, and 360,000 shares of which later were earned and vested valued at $676,800 as of the December 13, 2019 vesting date); (iii) payment of up to 18 months continued group medical and dental insurance coverage (approximately $31,546 in value), (iv) participation in material modifications, if any, to the terms of any equity incentive plan awards that were granted on the same date as Mr. Reger’s existing equity incentive plan awards; and (v) equitable participation in any additional or alternative bonus compensation that the company provided to its executive officers for 2019 (there was none).

On December 17, 2019, we entered into a transition agreement with Mr. Elliott, pursuant to which we agreed that he would step down as chief executive officer on December 31, 2019, and that he would transition to a non-employee consultant in early 2020. As planned, on January 15, 2020, we entered into both the separation and release agreement and the consulting agreement contemplated by the transition agreement, and Mr. Elliott’s employment with the company ended. Under the separation and release agreement, Mr. Elliott received the following severance benefits: (i) full vesting of all time-based restricted shares outstanding at the time of his departure (232,071 shares valued at $385,238 as of the January 31, 2020 vesting date); (ii) continued eligibility to earn all performance-based restricted shares outstanding at the time of his departure (120,000 shares), subject to immediate vesting in full of any such performance-based restricted shares that are determined to be earned thereafter; (iii) a cash severance payment of $740,000, less tax withholdings, and (iv) payment of up to 18 months continued group medical and dental insurance coverage (approximately $41,721 in value).

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2019. Messrs. Elliott and Reger are excluded from the table below because the actual severance benefits they received in connection with their departures are described above.

Name and Payments/Benefits	Change in Control	Involuntary Termination(1)	Involuntary Termination in connection with a Change in Control
Nicholas O’Grady
Cash ($)	—	944,220	944,220
Stock Vesting ($)(2)	—	1,583,398	1,583,398
Chad Allen
Cash ($)	—	564,046	564,046
Stock Vesting ($)(2)	—	341,699	341,699
Erik Romslo
Cash ($)	—	760,517	760,517
Stock Vesting ($)(2)	46,800(3)	709,177	709,177
Adam Dirlam
Cash ($)	—	585,876	585,876
Stock Vesting ($)(2)	—	502,281	502,281
__________________

(1)“Involuntary termination” refers to a termination of employment either by the company without cause or by the employee for good reason.
(2)Stock vesting values are based on the $2.34 closing price of our common stock on the NYSE American on December 31, 2019, the last trading day of 2019.
(3)Reflects unvested shares under a “single-trigger” restricted stock award granted to Mr. Romslo pursuant to a prior employment agreement in April 2016.

Non-Employee Director Compensation

Director compensation elements are designed to:

•Ensure alignment with long-term stockholder interests;
•Ensure we can attract and retain outstanding director candidates;
•Recognize the substantial time commitments necessary to oversee the affairs of our company; and
•Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees would receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of both cash and equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of stockholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

In January 2019, the Board approved the 2019 compensation program for our non-employee directors. The 2019 program was substantially similar to the 2018 program, which was designed in 2018 to significantly reduce the cash compensation paid to our directors and instead increase the amount of equity compensation. The 2019 compensation program for our non-employee directors consisted of the following: (i) for our non-executive chairman, an equity retainer consisting of 220,800 restricted shares and no cash retainer, (ii) for all other directors, an equity retainer consisting of 43,200 restricted shares and a $48,000 cash retainer, (iii) annual fees for service on our standing committees as follows: audit committee chair, $20,000 cash and 9,600 restricted shares; other audit committee members, $5,000 cash and 2,400 restricted shares; compensation committee chair, no cash and 19,200 restricted shares; other compensation committee members, $5,000 cash and 2,400 restricted shares; nominating committee chair, $10,000 cash and 4,800 restricted shares; other nominating committee members, $2,500 cash and 1,200 restricted shares; executive committee member, $20,000 cash and 9,600 shares. All of the restricted shares described in the foregoing sentence vest throughout the year, and are the “Time-Based Awards” described in Note 3 to the table below. In addition, to help align the board of directors with our management team, the directors each received an additional performance-based restricted stock award (60,000 shares for the non-executive chairman, and 18,000 shares for each other director) that was subject to the same 2019 stock price goals applicable to the restricted stock awards to executives under the 2019 short- and long-term equity incentive program described above. These are the “Performance-Based Awards” described in Note 3 to the table below. None of the stock price goals were achieved, and as a result all such shares were forfeited by the directors on December 31, 2019. Although the similar performance-based awards to executives were subsequently modified by the compensation committee in December 2019, that modification did not apply to the awards to directors.

In November 2019, the Board approved a supplemental award to Mr. Akradi in recognition of his immense contributions of time and effort since his appointment as Board Chairman in early 2018, including substantial involvement in several large refinancing transactions completed by the company over that time. The Board viewed his contributions as extraordinary, both in terms of his commitment of time and expertise, and in the success of his strategy to drive significant growth while simultaneously strengthening the balance sheet through reduced leverage and increased liquidity. As a result, the Board believed Mr. Akradi deserved a significant award in recognition of his efforts. Therefore, upon the closing of the company’s most recent refinancing transactions on November 22, 2019, Mr. Akradi received an award consisting of 800,000 fully vested shares of common stock. At Mr. Akradi’s request, he has not received any cash fees for his service on the Board in 2018 or 2019.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Total ($)
Bahram Akradi	—	2,279,600	—	2,279,600
Lisa Bromiley	68,000	175,848	—	243,848
Roy Easley	73,000	182,352	—	255,352
Michael Frantz	70,500	179,100	—	249,600
Robert Grabb	55,500	159,588	—	215,088
Jack King	78,000	188,856	—	266,856
Stuart Lasher(1)	—	—	—	—
Joseph Lenz(2)	36,500	182,352	—	218,852
Michael Popejoy	53,000	156,336	—	209,336
_____________
(1)Mr. Lasher was appointed to the board of directors on March 16, 2020.
(2)Mr. Lenz resigned from the board of directors on July 16, 2019. As a result of his resignation, he did not receive cash fees for the second half of 2019, forfeited 50% of his 2019 time-based shares, and forfeited 100% of his 2019 performance-based shares.
(3)On January 4, 2019, each director serving on that date received stock awards pursuant to our 2019 director compensation program described above, as follows: (i) a restricted stock award subject to time-based vesting (the “Time-Based Award”) and (ii) a restricted stock award subject to performance-based vesting (the “Performance-Based Award”). In addition, on November 22, 2019, Mr. Akradi received the additional stock award described above. The grant date fair value of each such equity award is set forth in the following table:

Director	1-4-2019 Time-Based Award ($)	1-4-2019 Performance-Based Award ($)(6)	11-22-2019 One-Time Award ($)
Bahram Akradi	650,400	109,200	1,520,000
Lisa Bromiley	143,088	32,760	—
Roy Easley	149,592	32,760	—
Michael Frantz	146,340	32,760	—
Robert Grabb	126,828	32,760	—
Jack King	156,096	32,760	—
Joseph Lenz(2)	149,592	32,760	—
Michael Popejoy	123,576	32,760	—

(4)As of December 31, 2019 each non-employee director had the following number of unvested shares outstanding: (i) Mr. Akradi, 60,000, (ii) Ms. Bromiley, 13,200, (iii) Mr. Easley, 13,800, (iv) Mr. Frantz, 13,500, (v) Mr. Grabb, 11,700, (vi) Mr. King, 14,400, (vii) Mr. Lenz, none, (vii) Mr. Popejoy, 11,400. All such shares were subject to the Time-Based Awards and vested on January 1, 2020.
(5)As of December 31, 2019, no directors held any stock options.
(6)The stock price performance goals for these awards were not achieved, and as a result all associated shares were forfeited by the directors.

CEO Pay Ratio

For 2019, the annual total compensation for Mr. Elliott, who served as chief executive officer throughout the year, was $1,886,121, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee’s annual total compensation was $230,621 for 2019. This comparison results in a CEO Pay Ratio of 8.2 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act. We note, however, that Mr. Elliott’s annual total compensation reported in the Summary Compensation Table above includes $781,721 of severance-related compensation received by Mr. Elliott in connection with his departure from the company. Excluding this severance amount, his total compensation would have been $1,104,400 and the resulting CEO Pay Ratio would have been 4.8 to 1. We believe this supplemental ratio reflects a more representative comparison of Mr. Elliott’s pay to our median employee’s pay.

As permitted under applicable SEC guidance, to identify an initial median employee among our employee population workforce (excluding our chief executive officer) for 2017, the first year for which CEO Pay Ratio disclosure was required, we used actual 2017 W-2 taxable income for the 2017 calendar year as our consistently applied compensation measure for those who were employed on December 31, 2017. Based on that, we selected an individual at the median of our employee population. Our company did not experience any meaningful change in our employee population or employee compensation arrangements during 2018 or 2019 that we reasonably believe would significantly impact our pay ratio disclosure. However, the initial median employee used for this disclosure in the prior two years has departed the company. Consistent with SEC rules, for 2019, we chose to use a substitute employee who was immediately adjacent to the initial median employee who had substantially similar compensation to that of the initial median employee based on the compensation measure we had used to select the initial median employee. We determined that individual’s annual total compensation for 2019 in the same manner that we used to determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

Securities Authorized for Issuance under Equity Compensation Plans
The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2018 Equity Incentive Plan	—	—	12,613,710
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	12,613,710

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Refinancing Transactions Involving Series A Preferred Stock and Second Lien Notes

On October 21, 2019, we announced the commencement of (i) a cash tender offer (the “Tender Offer”) to purchase up to $200.0 million in aggregate principal amount of our senior secured second lien notes due 2023 (the “Second Lien Notes”); (ii) an exchange offer (the “Exchange Offer”) to eligible holders of Second Lien Notes to exchange up to $70.8 million in aggregate principal amount of Second Lien Notes for shares of our newly issued Series A Perpetual Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”); (iii) a related solicitation of consents (the “Consent Solicitation”) to adopt certain proposed amendments to the indenture for the Second Lien Notes; and (iv) an offer to eligible holders of Second Lien Notes to subscribe to purchase for up to $75.0 million in cash additional shares of Series A Preferred Stock (the “Subscription Offer”).

In connection with the foregoing, on October 21, 2019, we entered into a backstop commitment agreement (the “Backstop Agreement”) with certain holders of the Second Lien Notes affiliated with Angelo, Gordon & Co., L.P. (the “AG Parties”). The AG Parties and their affiliates beneficially owned in excess of 5% of our outstanding common stock at the time. Pursuant to the terms of the Backstop Agreement, the AG Parties agreed, subject to the terms and conditions set forth therein, to (i) tender (and not withdraw) all Second Lien Notes held by the AG Parties in the Exchange Offer (and, accordingly, deliver consents in respect of all such notes in the Consent Solicitation and tender all such notes that are not accepted for exchange in the Exchange Offer in the Tender Offer) and (ii) exchange additional Second Lien Notes for and/or purchase all shares of newly issued Preferred Stock offered for exchange or purchase pursuant to the Exchange Offer and the Subscription Offer, respectively, but not issued pursuant to the terms of the Exchange Offer or the Subscription Offer, as applicable.

On November 21, 2019, in connection with the Backstop Agreement, we entered into a preferred stock purchase and sale agreement with the AG Parties (the “Purchase Agreement”) pursuant to which (i) we agreed to issue and sell to the AG Parties, and the AG Parties agreed to purchase from us for $42.1 million in cash, 421,246 shares of Series A Preferred Stock and (ii) we agreed to issue to the AG Parties 263,477 shares of Series A Preferred Stock in exchange for $24.9 million in aggregate principal amount of Second Lien Notes held by the AG Parties, each in a private placement transaction (the “Private Placements”). The Private Placements closed shortly thereafter in November 2019, at the same time and on the same terms as the closings of the Exchange Offer and Subscription Offer. In total, as a result of the Exchange Offer, Subscription Offer and the Private Placements, we accepted and exchanged $35.0 million in aggregate principal amount of Second Lien Notes from the AG Parties in exchange for 370,795 shares of Series A Preferred Stock, and the AG Parties purchased 528,564 shares of Preferred Stock for $100 per share for an aggregate purchase price of $52.9 million.

Parties affiliated with TRT Holdings, Inc. (collectively, the “TRT Parties”) held Second Lien Notes and thus had the right to participate in the Tender Offer, Exchange Offer, Consent Solicitation and Subscription Offer on terms identical to the terms generally offered to all holders of Second Lien Notes. These transactions closed on November 22, 2019, with the TRT Parties (i) exchanging $1.0 million aggregate principal amount of Second Lien Notes for 10,947 shares of Series A Preferred Stock pursuant to the Exchange Offer and (ii) acquiring 10,947 additional shares of Series A Preferred Stock for a purchase price of $1.1 million pursuant to the Subscription Offer. On February 20, 2020, we entered into an exchange agreement (the “Exchange Agreement”) with the TRT Parties related to the Series A Preferred Stock, as follows. The certificate of designations of the Series A Preferred Stock, as amended (the “Certificate of Designations”), contains limitations on the ability of the company or holders of Series A Preferred Stock to effect conversions of shares of Series A Preferred Stock for shares of our common stock if after a conversion a holder would beneficially own shares of common stock in excess of 9.99% of the aggregate number of shares of our common stock outstanding immediately after giving pro forma effect to the issuance of shares upon such conversion (the “Conversion Cap”). As of the date of the Exchange Agreement, the TRT Parties collectively beneficially owned a number of shares of our common stock in excess of the Conversion Cap. The Exchange Agreement provides, notwithstanding anything to the contrary in the Certificate of Designations, including the Conversion Cap, for the TRT Parties to be able to exchange shares of Series A Preferred Stock for shares of our common stock in the manner otherwise contemplated by the Certificate of Designations. As of the date hereof, the TRT Parties have not exchanged or converted any shares of Series A Preferred Stock into Common Stock. Two of our directors, Mr. Frantz and Mr. Popejoy, are employed by the TRT Parties and the TRT Parties beneficially owned in excess of 5% of our outstanding common stock at the time of the transactions described in this paragraph.

In January 2020, we entered into and closed a securities purchase and sale agreement with the AG Parties pursuant to which we purchased $35.8 in aggregate principal amount of Second Lien Notes from the AG Parties for 387,695 shares of Series A Preferred Stock. The AG Parties and their affiliates beneficially owned in excess of 5% of our outstanding common stock at the time.

Employee Matters

Adam Dirlam became an executive officer of the company upon his promotion to serve as our Executive Vice President of Land in June 2018, and since January 2020 has served as our Chief Operating Officer. Katie Jackson, who is Mr. Dirlam’s spouse, is also employed with the company as a Vice President of Acquisitions. During 2019, she received $176,000 of total cash compensation and $41,574 worth of vesting on existing equity awards.

Share Repurchase

In January 2019, we repurchased 3.7 million shares of our common stock from W Energy Partners LLC (“W Energy”) for cash consideration of $11.1 million. The repurchased shares were originally issued by our company as partial consideration for an acquisition of oil and gas properties from W Energy that we completed during 2018. W Energy beneficially owned in excess of 5% of our outstanding common stock at the time of the repurchase transaction.

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve, ratify or disapprove of any proposed related person transaction. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or stockholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

All of the transactions described above under “Transactions with Related Persons” were approved by our audit committee pursuant to the related person policy, except those transactions that did not involve a related person at the time the transaction was entered into.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our annual report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), has been made available concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any stockholder without charge, upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Investor Relations.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

STOCKHOLDER PROPOSALS FOR
2021 ANNUAL MEETING

We must receive stockholder proposals intended to be presented at our 2021 Annual Meeting of Stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December 29, 2020.  Such proposals must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Any other stockholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2021 Annual Meeting of Stockholders must meet all of the relevant requirements of our bylaws and be received by us at our principal executive office no later than March 14, 2021.  If, however, the date of our 2021 Annual Meeting of Stockholders is before May 13, 2021 or after August 11, 2021, then notice for such proposals or nominations by a stockholder will be timely only if received not less than 90 days before the date of our 2021 Annual Meeting or, if later, within 10 days after the first public announcement of the date of our 2021 Annual Meeting.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors,

Bahram Akradi Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC. 601 Carlson Parkway, Suite 990 Minnetonka, MN 55305
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/NOG2020
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Bahram Akradi	02 Lisa Bromiley	03 Roy Easley		04 Michael Frantz
05 Robert Grabb	06 Jack King	07 Stuart Lasher		08 Michael Popejoy

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.				☐	☐	☐
3.	To approve, on an advisory basis, the compensation paid to our named executive officers.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement Annual Report on Form 10-K are available at www.proxyvote.com

NORTHERN OIL AND GAS, INC. Annual Meeting of Stockholders June 12, 2020, 1:00 PM This proxy is solicited by the Board of Directors
The stockholder(s) hereby revokes all prior proxies and appoint(s) Nicholas O’Grady and Chad Allen, or either of them, as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Oil and Gas, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT on June 12, 2020 via live webcast at at www.virtualshareholdermeeting.com/NOG2020, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side